Exhibit 10.1

National Fuel Gas Company
Parameters for Executive Life Insurance Plan
to Replace the Split Dollar Plan

Once an officer reaches age 50 the Company, at the option of the CEO, may pay an insurance carrier up to $15,000 a year for one or more insurance policies selected by the officer, subject to the following guidelines:

➢	Officer has the option to purchase one or more insurance policies from the following insurance carriers:

°	Northwestern Mutual Life Insurance

°	Guardian Life Insurance Company

°	Massachusetts Mutual Life Insurance

➢	The above carriers will remain available so long as each carrier has a rating equivalent to or better than a Standard & Poor’s rating of A+.

➢	Officer may select one or more of the following insurance products:

°	Term Life – Life insurance which provides protection for a specific period of time. It provides a benefit only if the insured passes away during the term.

°	Whole Life – Life insurance which provides permanent protection for the insured person’s lifetime. The stated premium remains constant over the life of the policy. This type of insurance also builds cash value which can be borrowed.

°	Universal Life – Life insurance which provides permanent protection characterized by flexible premiums and flexible face amount. This type of insurance builds cash value.

°	Variable Life – Life insurance for which the death benefit and cash value fluctuate according to investment performance, if tied to one of the following indices: S & P 500 Index, Wilshire 5000 Index, Russell 2000 Index, Russell 2500 Index or MSCI EAFE Index.

➢	The annual payment to the carrier by the Company will terminate upon the termination of the officer’s employment with the Company.

➢	The $15,000 will be taxable compensation to the officer.

APPROVED:	APPROVED:

/s/ George L. Mazanec	/s/ Philip C. Ackerman

George L. Mazanec Chairman, Compensation Committee	Philip C. Ackerman Chief Executive Officer

Date:	Date: